UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2026

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive

Fremont, California 94538

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 438-4700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	AXTI	The NASDAQ Stock Market LLC

Introductory Note

References to “AXT” refer to AXT, Inc. and references to “Tongmei” refer to Beijing Tongmei Xtal Technology Co., Ltd. For purposes of this report, amounts in Renminbi, or RMB, have been translated into approximate amounts in U.S. dollars solely for the convenience of the reader.

Item 1.01 Entry into a Material Definitive Agreement

On October 27, 2026, Tongmei and AXT, as Tongmei’s controlling shareholder, entered into a Share Subscription Agreement, a Supplemental Agreement (Investor’s Rights Agreement) and a Redemption Support Agreement (collectively, the “Agreements”) with BNK-B3 HK Holdings Limited, a limited liability company duly established and validly existing under the laws of Hong Kong, which entity is managed by a leading Asia asset manager (the “Lead Investor”), and certain institutional investors, including an institutional investor who is an affiliate of an existing customer (collectively, the “Investors”). The Agreements provide for an investment by the Investors of a minimum of RMB 1,912,350,000 (approximately US$285 million) (the “Minimum Amount”) and up to a maximum of RMB 3,668,639,053.25 (approximately US$545 million) (the “Maximum Amount”) in the ordinary shares of Tongmei, subject to customary closing conditions. Concurrently with the Agreements, AXT agreed to recapitalize Tongmei by subscribing for 342,998,797 ordinary shares for the RMB equivalent of US$400 million on or prior to the closing of transactions contemplated by the Agreements. Tongmei intends to use the proceeds for further expansion of its manufacturing capacity for its indium phosphide semiconductor substrates, expansion of its principal business operations, capital expenditures and general working capital. Assuming the Maximum Amount of the investment, AXT will own approximately 73.40% of Tongmei following the consummation of the transaction.

The investment in Tongmei by the Investors will occur in one or more closings. Under the Supplemental Agreement (Investor’s Rights Agreement), Tongmei, AXT and the Investors undertake to use their reasonable best efforts to achieve a Qualified IPO (as defined below) of Tongmei as soon as possible after the closing. The closing of the Minimum Amount is subject to a number of customary conditions, including, but not limited to, receipt of required filings from applicable Governmental Authorities (as defined in the Agreements). Additional institutional investors consisting of strategic partners designated by Tongmei and Tongmei-approved designees of the Lead Investor, may participate in the offering within the Maximum Amount on the same price and terms, provided that the closing of the purchase of shares by such designated investors is completed by December 31, 2026. If closing(s) for the Minimum Amount by the Investors have not occurred by December 20, 2026, the Share Subscription Agreement will terminate, although the parties agreed to reasonably consider an extension if required approvals by Governmental Authorities, as defined in the Agreements are still pending. Subject to the termination provisions of the Share Subscription Agreement, the Lead Investor may also terminate the Share Subscription Agreement before closing if Tongmei or AXT materially breaches any of the Agreements and fails to cure such breach within fifteen (15) business days, or if their representations are not true in all material respects. No assurance can be given that the Investors will invest the Maximum Amount, or that any closing will occur.

Investor Rights. Under the Supplemental Agreement (Investor’s Rights Agreement), the Lead Investor will have the right to nominate one (1) director (the “Investor Director”) to Tongmei’s nine (9) member board, and AXT will nominate the other eight (8) directors. The Lead Investor will have the right to consent to certain customary transactions that may have an adverse effect on the Investors’ investment as provided for in such agreement and will have certain information and inspection rights so long as the Investors collectively hold more than 4.5% of Tongmei’s ordinary shares. The Investors will also have certain preemptive rights if Tongmei proposes to issue additional securities, which exclude securities that may be issued in connection with a Qualified IPO, pursuant to an equity incentive plan, or in a transaction whose primary purpose is not fundraising as approved by the board (including the Investor Director). The Investors will also have a liquidation preference on a sale or liquidation of Tongmei and priority on Tongmei profit distributions.

Redemption Rights. Under the Supplemental Agreement (Investor’s Rights Agreement), each Investor has the right, but not the obligation, to require Tongmei to redeem its shares if (i) Tongmei has not completed a Qualified IPO by the three (3)-year anniversary of the closing date, (ii) any of the following occurs and has resulted in, or would reasonably be expected to result in, a material adverse effect that is not cured within fifteen (15) business days: (A) a material breach by Tongmei or AXT of a transaction document, (B) a material violation of applicable law by Tongmei (or certain of its subsidiaries) or AXT (or any of its subsidiaries), or (C) a final conviction of a criminal offense by (x) any officer, director or employee of Tongmei arising out of the operations and/or business of Tongmei, or (y) Tongmei, any of its subsidiaries or AXT in connection with their respective operations and/or business; (iii) Tongmei becomes bound, without the Lead Investor’s consent, by redemption obligations to other holders at more than US$2.3360 per share or exceeding US$50 million in the aggregate; or (iv) a change of control of Tongmei or of AXT occurs (in the case of AXT, only if AXT common stock ceases to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a permitted drag-along or co-sale transaction. The term “Qualified IPO” means the first underwritten public offering of Tongmei’s equity securities on a qualified exchange, including the Main Board of the Hong Kong Stock Exchange, with an offering price per share that would enable each Investor to achieve a return equal to or exceeding an annual internal rate of return of thirteen percent (13%), compounded annually. In the event of a notice of a redemption right by an Investor, the per share redemption price equals (i) the per share subscription price paid by the Investor; (ii) a return on the per share subscription price, calculated at the per annum rate equal to eight percent (8%) (the “Applicable Rate”), compounded annually on each anniversary of the closing date for the period from the closing date to the exit date, plus (iii) any declared or accrued but unpaid dividends or distributions through the exit date.

AXT Purchase Option. Under the Redemption Support Agreement, upon an Investor’s exercise of its redemption right pursuant to a redemption notice, AXT may, but is not obligated to, elect to purchase the shares covered by the notice at the redemption price instead of Tongmei. AXT may pay in cash (which AXT may satisfy with an unsecured promissory note), in shares of AXT common stock valued at the volume-weighted average price on Nasdaq over the ninety (90) consecutive trading days ending the trading day before the exit date (only if the agreed conditions are satisfied), or a combination of cash (including the promissory note) and AXT common stock (only if the agreed conditions are satisfied), with the same form of payment applying to all exercising Investors. Any promissory note will be unsecured, will have a principal amount equal to the cash portion of the purchase price, and will bear interest at a per annum rate equal to the Applicable Rate. AXT must prepay, nine (9) months after issuance, the lesser of the note principal amount and 100% of the Investor’s original subscription amount, with the balance due one (1) year after the exit date, extendable at AXT’s option for one (1) additional year. Under the Redemption Support Agreement, the Investors have a co-sale right on transfers of Tongmei equity securities by AXT, and AXT has a drag-along right to require the Investors to join in a sale of all of Tongmei’s equity securities to a non-affiliate for cash or freely tradable listed securities if the Investors receive at least the greater of 1.5 times their investment or a 13% annual internal rate of return.

The foregoing description is only a summary of the Share Subscription Agreement, the Supplemental Agreement (Investor’s Rights Agreement) and the Redemption Support Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, which AXT intends to file as exhibits to its Annual Report on Form 10-K for the fiscal year ending December 31, 2026.

Item 7.01 Regulation FD Disclosure

On October 28, 2026, AXT issued a press release announcing the transaction. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of AXT, Inc., dated October 28, 2026 (furnished pursuant to Item 7.01)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, INC.

Date: October 28, 2026	By:	/s/ Gary L. Fischer
Gary L. Fischer
Chief Financial Officer and Corporate Secretary

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